UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2011

Excel Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1–34698	27–1493212
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17140 Bernardo Center Drive, Suite 300

San Diego, CA 92128

(Address of principal executive offices, including zip code)

(858) 613–1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01.	Other Events.

On June 23, 2011, Excel Trust, Inc. (the “Company”) entered into an underwriting agreement with Morgan Stanley & Co. LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 12,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to an additional 1,875,000 shares of Common Stock pursuant to the Underwriters’ 30-day over-allotment option, at a price to the public of $10.94 per share. The Underwriters exercised their over-allotment option in full on June 24, 2011. The offering closed on June 29, 2011. Gross proceeds from the offering of an aggregate of 14,375,000 shares were approximately $157.3 million. After the closing of the offering, the number of shares of Common Stock outstanding was 30,951,831.

The Company intends to use the net proceeds of the offering to fund a portion of the purchase price of The Promenade, to repay the outstanding indebtedness under its unsecured revolving credit facility, for future acquisitions and for other general corporate and working capital purposes.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed herewith:

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of June 23, 2011, among the Company, Excel Trust, L.P. and Morgan Stanley & Co. LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as representatives of the Underwriters

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2011

EXCEL TRUST, INC.

By:	/s/ S. Eric Ottesen
Name:	S. Eric Ottesen
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of June 23, 2011, among the Company, Excel Trust, L.P. and Morgan Stanley & Co. LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as representatives of the Underwriters

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr LLP (contained in the opinion filed as Exhibit 5.1 hereto)